Exhibit 99.1

Rostock Acquires Exploration License to Past Producing Gold Mine

Press Release Source: Rostock Ventures Corp. On Wednesday May 12, 2010, 3:01 am EDT

SAN DIEGO, CALIFORNIA--(Marketwire - 05/12/10) - Rostock Ventures Corp. (the "Company") (OTC.BB:ROSV - News) is pleased to announce that it has acquired the rights to an exploration licence for certain property located in Hants County, Nova Scotia Canada in an area generally known as the Central Rawdon Mines. The property includes a past producing gold mine.

Historical data indicates that from 1897 to 1954 the Central Rawdon Mines, as a whole, produced approximately 6,744 ounces of gold from 5,335 tons crushed material an average grade of 1.264 ounce per ton gold.

Luis Carrillo, President of Rostock states, "It is not everyday when you are able to acquire the rights to a license in an area that has historically produced gold. When you consider that gold is near an all time high, this acquisition could not come at a more opportune time."

Central Rawdon Mines area production and exploration from 1897 to 1954 consisted of 2 incline shafts, 13 shafts to depths of 80 metres, and several trenched pits. Eight separate veins and vein systems were identified in historic work, the longest exposed vein system was the East Lode traced for 600 metres on its surface. The ridge vein was traced and opened up by trenching and shafts for 210 metres.

The area's geology consists of the Halifax Formation and Meguma Group comprised of metasiltstones, metasediments, and slates of Cambro-Ordivician age. The gold bearing veins consist of a series of parallel veins interbedded in slate, metasediments and metasiltstones.

The information has been compiled from the Nova Scotia Mineral Occurrence Database.

About Rostock Ventures Corp.

Rostock Ventures Corp. is a development stage company that has acquired the mineral rights to multiple gold prospects within North America. The Company's Yukon Prospect is located in the Yukon, Canada and consists of approximately 3200 contiguous acres and has similar geological characteristics as recent gold discoveries in close proximity. This prospect lies within the globally prolific mining region call the Tintina Gold Belt. Rostock also has the McVicar Lode Mining Claim located in the Goodsprings (Yellow Pine) Mining District situated within the southwest corner of the State of Nevada, U.S.A.

For additional information, please visit www.rostockcorp.com.

On behalf of the board:

Luis Carrillo, President

Forward-looking statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of exploration programs; competition from other exploration or mining companies; and the company's ability to obtain additional funding required to conduct its exploration activities. Please refer to the company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.